EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE
                                                          Contact: James Spiezio
                                                        Beacon Power Corporation
                                                                    978-694-9121
                                                         spiezio@beaconpower.com


               BEACON POWER ANNOUNCES ELECTION OF NEW BOARD MEMBER

WILMINGTON, Mass., July 27, 2005 -- Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products for electric power and grid voltage and frequency regulation, today announced that Lisa W. Zappala was elected to Beacon's Board of Directors on July 21, 2005. In addition to her Board duties, Ms. Zappala will also serve on the Audit Committee.

Ms. Zappala, currently an independent consultant, was formerly senior vice president, treasurer and CFO of Aspen Technology, Inc., then a $300-million publicly traded software and services company, where she worked for more than ten years. While at Aspen Technology, Ms. Zappala helped complete successful public and private equity fundraising rounds totaling over $400 million, and more than a dozen acquisitions.

Ms. Zappala also serves on the board of Amicas, Inc., a publicly traded software company, as well as another privately held company. Prior to Aspen Technology, she practiced public accounting as a CPA at Arthur Andersen & Co. for more than 11 years.

Ms. Zappala received a one-time grant of options to purchase 100,000 shares of Beacon's common stock. The options vest daily over 132 days, through November 30, 2005, and have an exercise price equal to the stock's market value on the date of grant.

About Beacon Power
Beacon Power Corporation designs sustainable energy storage and power conversion solutions that would provide reliable electric power for the utility, renewable energy, and distributed generation markets. Beacon's Smart Energy Matrix is a design concept for a megawatt-level, utility-grade flywheel-based energy storage solution that would provide sustainable power quality services for frequency regulation, and support the demand for reliable, distributed electrical power. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

For more information, please contact James Spiezio, Chief Financial Officer; phone 978.694.9121; fax 978.694.9127; email spiezio@beaconpower.com; or write to Beacon Power Corporation, 234 Ballardvale Street, Wilmington, MA 01887.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

Material contained in this press release may include statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation's current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation's expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product on a commercial basis; limited commercial contracts for sales to date; little experience managing operations in geographically dispersed locations; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate of any foreign countries into which Beacon hopes to sell or in which it operates, including the uncertainty of enforcing contracts and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources; possible government regulation that would impede the ability to market products; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; the possible need in the future to hire and retain key executives, particularly in light of the substantial workforce reductions during 2001 and 2002; the recent volatility in the stock price of companies operating in the same sector; the difficulties that often arise in integrating operations of companies after a merger or acquisition; the power of controlling shareholders and the limited ability of others to influence the outcome of matters put to the vote of shareholders. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation's filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.